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Exhibit 21.1

Essent Group Ltd.

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation/Formation
Essent Reinsurance Ltd.	Bermuda
Essent US Holdings, Inc.	Delaware
Essent Guaranty of PA, Inc.(1)	Pennsylvania
CUW Solutions, LLC(2)	Delaware
Essent Guaranty, Inc.(3)	Pennsylvania
Essent Solutions, LLC(4)	Delaware

(1)
100% of common shares held by Essent US Holdings Inc.

(2)
100% of common shares held by Essent US Holdings Inc.

(3)
100% of common shares held by Essent US Holdings Inc.

(4)
100% of common shares held by Essent Guaranty, Inc.

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  Exhibit 21.1
Essent Group Ltd.
List of Subsidiaries